UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 30, 2019

ROLLINS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-4422	51-0068479
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2170 Piedmont Road, N.E., Atlanta, Georgia 30324

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (404) 888-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 30, 2019, Rollins, Inc. (“Rollins”), a Delaware corporation, entered into a term loan and revolving credit agreement (the “Credit Agreement”) with SunTrust Bank as Administrative Agent and Lender and Bank of America, N.A. as a Lender.

The Credit Agreement is guaranteed by certain of Rollins’ domestic subsidiaries.

Neither Rollins nor any of its affiliates has any material relationship with any of the parties to the Credit Agreement apart from Rollins’ ownership of its domestic subsidiaries and ordinary banking relationships.

Borrowings.

The Credit Agreement has a general term of five years and provides for a $250 million term loan facility and an unsecured line of credit of up to $175 million, which includes a $75 million letter of credit subfacility, a $25 million swingline subfacility, and a multicurrency feature with a $100 million alternative currency sublimit. Under certain circumstances more particularly described in the Credit Agreement, the line of credit may be increased by an additional amount of up to $100 million. The maturity date of the term loans under the Credit Agreement is April 30, 2024, and the maturity date of all revolving loans under the Credit Agreement is April 30, 2024.

Interest Rates.

Loans under the Credit Agreement bear interest at one of the following two rates, at Rollins’ election:

•	the Base Rate, which is the greater of SunTrust Bank’s “prime rate” for the day of the borrowing, a fluctuating rate per annum equal to the Federal Funds Rate plus .50% and the Eurocurrency Rate denominated in Dollars with a one-month interest period plus 1.00%; or

•	with respect to any Eurodollar borrowings, the Eurocurrency Rate (which equals LIBOR or, with respect to alternative currency borrowings in non-LIBOR quoted currencies, the alternative screen rate specified in the Credit Agreement, each as published by Reuters for a period equal in length to the one, two three, six or (if agreed to by all Lenders) twelve month interest period selected by Rollins for the applicable borrowing), plus an additional amount which varies between ..75% and 1.00% based upon Rollins’ then-current debt-to-EBITDA ratio;

provided, however, that all swingline loans must be Base Rate loans, and all revolving loans denominated in alternative currencies must be Eurocurrency Rate loans.

Financial Covenants and Events of Default.

The Credit Agreement contains customary terms and conditions, including, without limitation, certain financial covenants including covenants restricting Rollins’ ability to incur certain indebtedness or liens, or to merge or consolidate with or sell substantially all of its assets to another entity. Further, the Credit Agreement contains financial covenants restricting Rollins’ ability to permit the ratio of Rollins’ consolidated debt to EBITDA to exceed 3.0 to 1.

Borrowings

As of the date hereof, Rollins has borrowed $250 million under the term loan facility and $100 million under the revolving credit facility pursuant to the Credit Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed above under Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Rollins, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rollins, Inc.

Date: April 30, 2019	By:	/s/ Paul Edward Northen
	Name:	Paul E. Northen
	Title:	Sr. Vice President, Chief Financial Officer and Treasurer
(Principal Financial and Accounting Officer)